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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors


The Board of Directors
VerticalNet, Inc.:

We consent to the incorporation by reference of our reports dated January 28, 2000, relating to the consolidated balance sheets of VerticalNet, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit), and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of VerticalNet, Inc., which is incorporated by reference herein.




                                        /s/ KPMG LLP



April 5, 2000
Philadelphia, Pennsylvania